CTS Corporation
Form 10-K 2016

Exhibit (21)
CTS CORPORATION AND SUBSIDIARIES
As of December 31, 2016
CTS Corporation (Registrant), an Illinois corporation

Subsidiary:	Jurisdiction
CTS Corporation	Delaware
CTS Automotive Holdings, L.L.C.	Delaware
CTS Electronics Components, Inc.	Delaware
LTB Investment Corporation	Delaware
Filter Sensing Technologies, Inc.	Delaware
Tusonix, Inc.	Arizona
CTS Electronic Components (California), Inc.	California
CTS Printex, Inc.	California
CTS Automotive, L.L.C.	Illinois
CTS Automotive Holdings 2, L.L.C.	Illinois
CTS SRL-CV Holdings 1, L.L.C.	Illinois
CTS Valpey Corporation	Maryland
Dynamics Corporation of America	New York
CTS Czech Republic S.R.O.	Czech Republic
CTS Europe GmbH	Germany
CTS Electronics Hong Kong Ltd.	Hong Kong Special Administrative Region of the People's Republic of China
CTS India Private Limited	India
CTS Japan, Inc.	Japan
D&R Operaciones de Mexico Sociedad de Responsabilidad Limitada Capital Variable	Republic of Mexico
CTS International B.V.	The Netherlands
CTS Overseas Holdings, B.V.	The Netherlands
CTS (Tianjin) Electronics Company Ltd.	Peoples' Republic of China
CTS (Zhongshan) Technology Co. Ltd.	People's Republic of China
CTS of Canada Co.	Province of Nova Scotia (Canada)
CTS of Canada Holding Company	Province of Nova Scotia (Canada)
CTS of Canada G.P., Ltd.	Province of Ontario (Canada)
CTS of Canada L.P.	Province of Ontario (Canada)
CTS Components Taiwan, Ltd.	Republic of China
CTS Electro de Matamoros, S.A	Republic of Mexico
Technologia Mexicana S.A. de C.V.	Republic of Mexico
CTS of Panama, S de R.L.	Republic of Panama
CTS Singapore Pte., Ltd.	Republic of Singapore
CTS Corporation U.K., Ltd.	Scotland
CTS Electronic Components A.G.	Switzerland

CTS CORPORATION